Exhibit 10.59

MATERIAL NOTED WITH [* *] IS CONFIDENTIAL AND HAS BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

WEST PHARMACEUTICAL SERVICES
EXXONMOBIL CHEMICAL COMPANY
2006 - 2010 WORLDWIDE BUTYL POLYMER SUPPLY/PURCHASE AGREEMENT

ExxonMobil Chemical Company (“EMCC” or “Seller”), a division of Exxon Mobil Corporation, and certain of Exxon Mobil Corporation’s Affiliates, which Affiliates EMCC expects to concur  in the terms of this Agreement, (collectively, “EMCC/A”) hereby agree to supply West Pharmaceutical Services (“WPS” or “Buyer”) and its Affiliates (collectively, “WPS/A”) with Exxon® Butyl, Exxon Chlorobutyl, Exxon Bromobutyl, and Exxon Star-branched Chlorobutyl polymers (collectively called “Products”) under the terms and conditions set out below.

AFFILIATES
EMCC/A participating in this Agreement are listed in Attachment A.  WPS/A participating in this Agreement are listed in Attachment B.  The EMCC Affiliates and West Affiliates covered under Agreement are defined as those in which EMCC and WPS, respectively, own more than 50% and has operating control.  EMCC/A will support new volumes of standard EMCC grades required for the new China operation (assuming majority owned and operated by WPS).  [**]

EMCC and WPS each represent and warrant that each has the authority to bind its respective Affiliates so listed in the terms of this Agreement and will provide documentation of authority to WPS and EMCC, respectively, upon request.  This list of participating affiliates in Attachments A and B are non-exclusive to the extent that new WPS locations and EMCC Affiliates may be added during the term of this Agreement by mutual consent.

TERM OF AGREEMENT
This Agreement is for the period January 1, 2006 through December 31, 2010.  It is the intent of both parties to [**] following negotiation of the terms and conditions of this Agreement unless either party [**] of this Agreement.  Negotiations between the parties to renegotiate the terms and conditions of this Agreement will commence at least 6 months prior to the expiration of this Agreement, December 31, 2010.

LOCATION OF SUPPLY

North America	Latin America	Europe	Asia-Pacific
USA	Brazil	Denmark	Singapore
	Mexico	France	China
Germany
United Kingdom
Serbia

SUPPLY/PURCHASE VOLUMES
The intention of both parties is for EMCC/A to provide a minimum of 80% of WPS/A’s butyl polymer requirements with the exception of [**].  Should WPS/A approve EMCC/A [**], EMCC/A will supply at WPS/A’s discretion.  At the request of WPS, EMCC will supply higher volumes to accommodate WPS’s request.

EMCC/A will supply approximately [**] of Product to WPS/A during each calendar quarter for 2006.  Each calendar year, thereafter, EMCC/A will supply volumes to be agreed upon, but no less than the previous year unless the parties mutually agree to a lower volume.

EMCC/A will guarantee WPS/A [**] of a Butyl Product grade that is intended to be eliminated or rationalized, provided EMCC/A can physically produce the grade cost effectively.  In cases where such product may exceed the EMCC/A normal age limit specification, WPS/A will agree to waive the product age specification.

PRICING

Products sold by EMCC/A to WPS/A during the term of this Agreement shall be sold subject to the appropriate EMCC/A “Standard Terms and Conditions/Acknowledgment of Purchase Order” or invoice.  If none exist, the appropriate Affiliates will enter into an agreement outlining the terms and conditions of Product sales not covered in this Agreement.  Invoicing and payment will be in U.S. dollars or in the local currency of each country involved in this Agreement, as agreed upon between the respective EMCC and WPS Affiliates.  In the event of a conflict between the Standard Terms and Conditions/Acknowledgement of Purchase Order, the terms and conditions outlined in this Agreement will govern.

Prices to WPS/A and the prices from which all Discounts will be calculated will be EMCC/A FOB List Prices, in US dollars per metric ton, then in effect for the particular Product (“Base Prices”), subject to the following provisions:

•                  EMCC/A agrees to not change the WPS/A Bases Prices in effect on the date of execution of this Agreement through December 31, 2006, except as noted below; thereafter, WPS/A Base Prices may be adjusted [**] per calendar year, except as noted below

•                  [**]

•                  EMCC/A may reopen Base Price negotiations based on the cost of energy.  The EXW Production Plant Net Invoiced (“NIP”) shall be a function of the Brent crude oil evolution (as further defined below), in order to reflect the cost of energy.  Should Brent crude oil price at any moment during the lifetime of this Agreement remain for a three-month period in one of the Brent crude oil price brackets mentioned below, the Parties agree to meet and discuss a possible increase or decrease of NIP.  [**]

•                  List price for [**] $[**] per metric ton effective January 1, 2006.  The price for same will [**] on January 1, 2007

•                  [**]

•                  All Products will be [**] WPS/A Base Prices.  This [**] payment terms from date of invoice receipt at WPS, payable via wire transfer, [**] after receipt of invoice.  EMCC/A will [**] shall be reviewed independently by region (North America, Mexico, Europe, Singapore and Brazil).  [**]

QUANTITY ADJUSTMENT

If, during the term of this Agreement, Seller’s terms and conditions for Products of like quality (i.e., comparable properties, consistency and performance) are no longer competitive, in whole or in part, Buyer may notify Seller.  Within a reasonable period after notice, the parties shall enter into good faith negotiations regarding Buyer’s proposed changes in the terms and conditions of the contract.  In the event the negotiations do not result in a mutually acceptable resolution, Buyer shall have the right to reduce the contractual quantity of Product by the amount of the affected Product at issue.

INVOICING AND [**]
In North America, Europe and Singapore, EMCC/A will invoice WPS/A at [**] on all purchases subject to [**] as outlined above.

CREDIT

If the financial responsibility of either party becomes impaired or unsatisfactory to the other in terms of a party’s ability to fulfill this Agreement, the other party may demand adequate security of a type satisfactory to it to assure performance of this Agreement, or if such security is not furnished when requested, the party demanding such security may withhold performance until such security is furnished. EMCC may require cash in advance for Product to such one or more of WPS/A immediately upon notification to such one or more of WPS/A.  Such action by EMCC shall not constitute a change of payment terms hereunder.

PRICING BASIS AND PAYMENT TERMS
In the USA and Europe, the EMCC/A List Prices are FOB plant.  Payment terms are net [**] days from the date of the invoice [**].

In Latin American countries, the pricing basis is FAS U.S. Gulf Coast/Europe or DAF U.S./Mexico border.  Freight and handling charges of $[**] per metric ton for FAS U.S. Gulf Coast/Europe shipments or $[**] per metric ton for DAF U.S./Mexico border will be added to the EMCC/A FOB pricing basis to determine Latin America net pricing. Payment terms are net [**] days.  [**].

In Singapore, the pricing basis is CIF destination port.  Freight charges of [**] will be added to the net FOB invoice prices to arrive at the CIF pricing basis.  Payment terms are net 30 days [**].

JOINT PROGRAMS
EMCC and WPS agree to pursue mutual programs of interest for the purpose of enabling technical exchange, providing processing assistance, or other productivity or cost reduction initiatives.

EMCC agrees to provide WPS an annual economic/market review in the third quarter of each calendar year of this Agreement to assist WPS in its corporate planning efforts.

CONSIGNMENT STOCK
In Europe, EMCC/A will continue to supply consigned Product.  EMCC/A and WPS/A agree to continue to evaluate alternate methods (e.g. scheduled billing) to replace consigned inventory by no later than December 2006.

[**]

ECONOMIC CONDITIONS AND TRENDS
It is understood and agreed that the basis for this Agreement is an extraordinary level of mutual trust and confidence between the parties, not only in matters or price, quality, and service relating to the quantities of Product purchased and sold hereunder, but also with respect to the accommodation of changes that may develop in the business environment or the pursuit of such mutual undertakings as may benefit either or both of the parties to this Agreement.  Moreover, the terms relating to quantity and price presume of continuation of economic conditions and trends now prevailing, including but not limited to levels of industrial production, tire demand, labor rates, energy costs, and foreign exchange relationships.  In the event that, in the view of either party, a significant change of any kind does occur which materially and significantly alters the value received by either party in this transaction, that party may, upon written notice of its election and reasons therefore, request that this Agreement be renegotiated and the other party will be obligated to respond within ten (10) days agreeing to enter into the renegotiation unless the request is formally withdrawn.  Neither party shall either unreasonably request such renegotiation or unreasonably withhold agreement to so renegotiate.

FAILURE IN PERFORMANCE
No liability shall result to EMCC/A or WPS/A from delay in performance or non-performance in whole or in part caused by circumstances reasonably beyond the control of the party affected, including but not limited to, acts of God, terrorist activity, transportation failure, breakdowns, equipment failure, shortage or inability to obtain Product or raw material for Product, or good-faith compliance with any governmental order or request (whether valid or invalid).  Regardless, however, of the occurrence or nonoccurrence of any such circumstances, if supplies of Product, or feedstock for making Product, from any of EMCC/A’s existing sources are curtailed or are inadequate to meet EMCC/A’s own requirements and/or its obligations to its customers, EMCC/A’s obligation to deliver Product during such period shall be reduced to the extent necessary, in EMCC/A’s reasonable judgment, to apportion fairly among EMCC/A’s own requirements and its customers (whether under contract or not) such Product as received and as may be available in the ordinary and usual course of EMCC/A’s business from any existing sources of supply at the location(s) from which deliveries like those covered hereby are normally shipped.  EMCC/A shall not be obligated to purchase or obtain Product, or feedstock to make Product, to replace deliveries omitted or curtailed under this paragraph.

GOVERNING LAW
This Agreement shall be governed by the laws of the State of Texas.  Notwithstanding any other provision in this Agreement or any other document, neither this Agreement nor any other document shall constitute an agreement between EMCC/A and WPS/A which would cause EMCC/A to take any action that is in conflict with or prohibited by U.S. law.

ENTIRE AGREEMENT
This Agreement and the “Standard Terms and Conditions/Acknowledgement of Purchase Order” or invoice constitutes the complete and exclusive statement of the terms of agreement between EMCC/A and WSP/A and supersedes any and all agreements, representations and understandings, oral and written, made prior to signing and relating to the subject matter of this Agreement.

Accepted and Agreed to by	Accepted and Agreed to by
West Pharmaceutical Services, Inc.	ExxonMobil Chemical Company
A division of Exxon Mobil Corp.

This 25th day of September, 2006	this 6th day of October, 2006

/s/ Donald E. Morel Jr.	/s/ A.J. Sullivan
By: Donald E. Morel Jr.	By: A.J. Sullivan
Title: Chairman and C.E.O.	Title: Global V.P., Butyl

ATTACHMENT A

West Pharmaceutical Services
ExxonMobil Chemical Company
2006-2010 Supply/Purchase Agreement

List of ExxonMobil Divisions and Affiliates

For Sales in the U.S.A.
ExxonMobil Division Affiliate:  ExxonMobil Chemical Company
13501 Katy Freeway
HOUSTON, TX   77079

Contact:  Mr. Mike Brownlow
Sells to WPS Affiliates:  West Pharmaceutical Services

For Sales in Brazil and Mexico
ExxonMobil Quimica Ltda
Rua Libero Badaro, 377 - 8 andar
01009-000 Sao Paulo - SP, BRAZIL

Contact:  Sr Jose Alves
Sells to WPS Affiliates:  Brazil and Mexico

For Sales in the UK, Denmark and Germany
ExxonMobil Chemical Belgium
A Division of ExxonMobil Petroleum & Chemical, BVBA
Registered Office:  Polderdijkweg B-2030 Antwerp,
VAT BE 0416.375.270
BoA Antwerp EUR 685-6691011-19

Contact:  Dr. Wolfgang Voelker
Sales to WPS Affiliates:  West Pharmaceutical Services Cornwall Limited West
Pharmaceutical Services Deutschland GmbH & Co. KG

For Sales in France
ExxonMobil Chemical Belgium
A division d’ExxonMobil Petroleum & Chemical, BVBA
dont le siege social est etabli a Polderdijkweg, B-2030
Anvers, Belgique, RPM Anvers, TVA BE 0416.375.270 (compte bancaire)
BoA Anvers EUR 685-6691011-19

Contact:  Dr. Wolfgang Voelker
Sales to WPS Affiliates:  West Pharmaceutical Services France S.A.
Le Nouvion-en-Thierache, France

For Sales in Singapore
ExxonMobil Affiliate:  ExxonMobil Chemical Asia Pacific,
Division of ExxonMobil Asia Pacific Pte. Ltd.
1 HarbourFront Place
#06-00 HarbourFront Tower One
SINGAPORE

Contact:  Mr. Lim Keng Huat

Sells to WPS Affiliate:  West Pharmaceutical Services Singapore Pte. Ltd.

ATTACHMENT B

West Pharmaceutical Services
ExxonMobil Chemical Company
2006 - 2010 Supply/Purchase Agreement

List of West Pharmaceutical Services Affiliates

BRAZIL West Pharmaceutical Services Brasil Ltda Diadema, Sao Paulo, Brazil	MEXICO The West Company, Mexico, S.A. de C.V Jiutepec, Morelos, Mexico
DENMARK West Pharmaceutical Services Danmark A/S Horsens, Denmark	SINGAPORE West Pharmaceutical Services Singapore Pte. Ltd. Jurong, Singpore
FRANCE West Pharmaceutical Services France S.A. Le Nouvion-en-Thierache, France	UNITED KINGDOM West Pharmaceutical Services Cornwall Limited St. Austell, Cornwall, England
GERMANY West Pharmaceutical Services Deutschland GmbH & Co. KG Eschweiler, Germany	U.S.A. West Pharmaceutical Services 101 Gordon Drive Lionville, PA19341
SERBIA West Pharmaceutical Services Beograd Kovin, Serbia